EXHIBIT 99.1

PRESS RELEASE

SANTANDER BANCORP REPORTS EARNINGS FOR THE
SECOND QUARTER AND FIRST SEMESTER OF 2006
•	Net interest income increased $24.2 million or 44.7% compared to the second quarter of 2005 and $31.5 million or 28.5% compared to the first semester of 2005.

•	Net interest margin on a tax equivalent basis improved 97 basis points to 3.94% for the quarter ended June 30, 2006 versus 2.97% for the quarter ended June 30, 2005. For the six months ended June 30, 2006, net interest margin on a tax equivalent basis improved 56 basis points to 3.61% from 3.05% for the same period in 2005.

•	Net income for the quarter ended June 30, 2006 reached $11.0 million, or $0.24 per share, compared to net income of $19.6 million, or $0.42 per share reported for the second quarter of 2005, principally due to a decrease in gain on sale of loans and other income.

•	Net income for the six months ended June 30, 2006 reached $24.4 million, or $0.52 per share, compared to net income of $45.5 million, or $0.98 per share reported for the same period in 2005.

•	Net loans, including loans held for sale, reached $6.4 billion as of June 30, 2006, an increase of 7.7% when compared to net loans as of June 30, 2005. Excluding the acquisition of the Island Finance loan portfolio and the settlement of commercial loans secured by mortgages with two financial institutions, net loans grew by 18.1% year over year.

•	Residential mortgage loan production for the quarter increased by 20.1% over the previous year to $246 million.

•	Total assets reached $8.9 billion as of June 30, 2006, a 4.90% increment over total assets of $8.5 billion as of June 30, 2005.

•	The common stock dividend for the first semester of 2006 was $0.32 resulting in a current annualized dividend yield of 2.60%.

San Juan, Puerto Rico, July 31, 2006 — Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) (“the Corporation”), reported today its unaudited financial results for the quarter and the semester ended June 30, 2006. Net income for the second quarter of 2006 reached $11.0 million, compared to net income of $19.6 million reported during the second quarter of 2005. This represents a 43.8% or $8.6 million decrease in net income that was principally due to a decrease in gain on sale of loans of $6.1 million and a decrease in other income of $2.3 million. Increases in net interest income, provision for loan losses and operating expenses were mainly due to the operations of Santander Financial Services, Inc. (“Island Finance”) that reflected the first full quarter of operations after the February 28, 2006 acquisition of the Island Finance business (detailed below). Net interest margin on a tax equivalent basis expanded by 97 basis points to 3.94% for the quarter ended June 30, 2006.
For the six months ended June 30, 2006 net income reached $24.4 million compared to $45.5 million reported for the same period in 2005, a decrease of $21.2 million or 46.5%. This decrease in net income was principally due to a decrease in gain on sale of securities (net of loss on extinguishment of debt) of $10.6 million, a decrease in gain on sale of loans of $7.2 million and a decrease in other income of $7.5 million. The increase in net interest income, provision for loan losses and operating expenses is associated with the Island Finance operation (detailed below). For the six months ended June 30, 2006, net interest margin on a tax equivalent basis expanded by 56 basis points to 3.61%.
Island Finance
On February 28, 2006 the Corporation acquired substantially all the assets and business operations in Puerto Rico of Island Finance. To finance this transaction the Corporation entered into a $725 million loan agreement ($600 million for the acquisition and $125 million to refinance other debt of the Corporation unrelated to this acquisition) and also completed the private placement of $125 million Trust Preferred Securities (“Preferred Securities”). As a result of this acquisition the Corporation increased its presence throughout Puerto Rico to 133 branches due to Island Finance’s extensive branch network, and also diversified and increased its loan portfolio, consumer client base to over 500,000 and improved its net interest margin.
Detailed below are the results of operations of Island Finance for the quarter and the period from acquisition to June 30, 2006:
Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437

	June 30, 2006
Santander Financial Services	QTD	YTD
	(Dollars in thousands)
Condensed Statement of Income
Interest income	$35,685	$48,071
Interest expense (principally with affiliate)	10,352	13,917

Net interest income	25,333	34,154
Provision for loan losses	10,075	13,113

Net interest income after provision for loan losses	15,258	21,041
Other income (expense)	(8)	26
Operating expenses	13,617	18,760

Net income before taxes	1,633	2,307
Provision for income tax	603	957

Net Income	$1,030	$1,350

Other Selected Information
Total Assets	770,576	$770,576
Net Loans	607,040	607,040
Allowance for loan losses	23,394	23,394
Non performing loans	33,404	33,404
Paid in capital	137,100	137,100
Net interest margin	17.31%	17.22%

Santander Insurance Agency:
Incremental insurance fees associated with the Island Finance operation, net of taxes at 41.5%	$879	$1,027

Financial Results
The second quarter and first semester of 2006 reflected a decline in net income when compared to the same periods in 2005 due principally to the effect of the settlement of commercial loans secured by mortgages, absence in 2006 of gains on sale of loans or from other investment portfolio activities, expenses related to personnel reductions and the restatement of financial statements, and a higher effective income tax rate. Although fee income growth was modest due to the economic environment and the Puerto Rico government shutdown experienced in May 2006, loan growth from mortgage and commercial banking activities was 18.1%1.
•	The Corporation experienced a net interest margin expansion of 97 basis points including the Island Finance business and five basis points excluding Island Finance for the quarter ended June 30, 2006 versus the prior year, despite the flat yield curve scenario.

•	During the first semester 2006 the Corporation registered the impact on net interest income of the settlement of approximately $910 million in commercial loans secured by mortgages that had a net spread of approximately 1.5%. In May 2006 the Corporation settled $608.2 million in loans to Doral Financial Corporation (“Doral”) that resulted in a charge-off of $5.3 million. In November 2005 the Corporation settled $301.3 million in commercial loans secured by mortgages to R&G Financial Corporation (“R&G”) that resulted in a termination penalty payment of $6.0 million to the Corporation.

[1]	Excluding the acquisition of the Island Finance loan portfolio and the settlement of the commercial loans secured by mortgages.
Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437

•	Adverse fluctuations in net interest income resulting from the settlement of the above mentioned commercial loans secured by mortgages were offset by the impact of the acquisition of Island Finance. The second quarter of 2006 was the first full quarter of operations for Island Finance under Santander BanCorp. The Island Finance operation (considering the net contribution to the insurance operation of Santander Insurance Agency) contributed approximately $2.4 million or 9.7%, to the Corporation’s net income for the six months ended June 30, 2006.

•	Non-interest income decreased during the first semester of 2006 as a result of the following transactions in 2005: a gain on sale of securities (net of the loss on extinguishment of debt) of $10.6 million, a gain on sale of loans of $7.2 million (composed of a gain on sale of previously charged-off loans of $6.1 million and a gain on sale of mortgage loans to an unrelated third party of $1.6 million). In 2006 there were unfavorable valuations of mortgage loans held for sale amounting to $2.4 million and in Santander Securities’ investment portfolio of $0.6 million.

•	The Corporation experienced an increase in operating expenses related to the Island Finance operation, severance payments related to personnel reductions and increases in professional expenses related to the restatement of its financial statements during the previous quarter. Excluding the Island Finance operation and the two previously mentioned items, operating expenses decreased by 2.4% and 1.9%, respectively, for the quarter and semester ended June 30, 2006.

•	The Corporation’s income tax expense decreased $1.0 million or 12.3% for the second quarter of 2006 and increased $0.4 million or 2.3% for the six months ended June 30, 2006 despite the decrease in net income before tax. The effective income tax rate was 39.5% for the quarter and 40.0% for the semester ended June 30, 2006 versus 29.9% and 25.5%, respectively, for the prior year as a result of the special income taxes imposed by the Government of Puerto Rico for taxable year 2006, and lower net interest income derived from tax-exempt investments.

•	The Corporation grew its loan portfolio by 18.1% year over year, excluding the acquisition of the Island Finance loan portfolio and the settlement of the commercial loans secured by mortgages. Fee income growth from banking, broker/dealer, asset management and insurance moderated to 5.3% for the quarter and 9.9% for the first semester over the previous year. Residential mortgage production for the quarter increased by 20.1% over the previous year to $246 million.
On July 2006, the Corporation acquired at book value Island Insurance Corporation from Wells Fargo for $5.7 million. Island Insurance Corporation is a Puerto Rico life insurance company, duly licensed by the Puerto Rico Commissioner of Insurance. The insurance company has not begun operations.
Net income for the quarter ended June 30, 2006 was $11.0 million or $0.24 per common share compared to net income for the quarter ended June 30, 2005 of $19.6 million or $0.42 per common share. Annualized Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 7.83% and 0.50%, respectively, for the quarter ended June 30, 2006,
Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437

compared to 12.54% and 0.97%, respectively, for the second quarter of 2005. The Efficiency Ratio2 for the quarters ended June 30, 2006 and 2005 was 65.45% and 61.35%, respectively.
Net income for the six months ended June 30, 2006 was $24.4 million or $0.52 per common share compared to net income for the six months ended June 30, 2005 of $45.5 million or $0.98 per common share. Annualized Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 8.92% and 0.57%, respectively, for the six months ended June 30, 2006, compared to 15.29% and 1.12%, respectively, for the first semester of 2005. The Efficiency Ratio1 for the six months ended June 30, 2006 and 2005 was 65.47% and 61.61%, respectively.
Income Statement
The $8.6 million or 43.8% reduction in net income for the quarter ended June 30, 2006 compared to the same period in 2005 was principally due a decrease in gain on sale of loans of $6.1 million and a decrease in other income of $2.3 million. Increases in net interest income of $24.2 million, in the provision for loan losses of $11.9 million and in operating expenses of $14.5 million, were mainly due to the Island Finance operation. The reduction of net income before tax for this quarter compared to the same period last year was 34.4%.
For the six months ended June 30, 2006, net income decreased $21.2 million or 46.5% compared to the same period in 2005 due to increases of $12.8 million in the provision for loan losses and $18.9 million in operating expenses mainly from the Island Finance operation, together with a decrease of $20.7 million in non-interest income. These decreases were partially offset by an increase in net interest income of $31.5 million. The reduction of net income before tax for the first semester of this year compared to the same period last year was 34.0%.
Net interest margin1 for the second quarter of 2006 was 3.94% compared with 2.97% for the second quarter of 2005. This increase of 97 basis points in net interest margin1 was mainly due to an increase of 232 basis points in the yield on average interest earning assets primarily as a result of the acquisition of the assets of Island Finance on February 28, 2006. There was an increase of 136 basis points in the average cost of interest bearing liabilities. Excluding the Island Finance operation, net interest margin1 for the second quarter of 2006 expanded by five basis points to 3.02% versus 2.97% for the prior year, and by nine basis points versus the first quarter of 2006. Interest income1 increased $54.6 million or 51.1% during the second quarter of 2006 compared to the same period in 2005, while interest expense also increased $30.9 million or 62.0%.
For the second quarter of 2006 average interest earning assets increased $511.3 million or 6.6% and average interest bearing liabilities increased $764.5 million or 11.5% compared to the same period in 2005. The increment in average interest earning assets compared to the second quarter of 2005 was driven by an increase in average net loans of $568.4 million, which was partially offset by a decrease in average interest bearing deposits of $143.5 million. The increase in average net loans was due to an increase of $635.2 million or 37.0% in average mortgage loans as a result of the Corporation’s continued emphasis of growing this portfolio by strengthening its residential mortgage production capabilities. There was also an increase of $684.0 million or 139.2% in the average consumer loan portfolio as a result of the acquisition of Island Finance. These increases were partially offset by a decrease in the commercial loan portfolio of $831.5 million or 24.6% due to the settlement with Doral of $608.2 million of commercial loans secured by mortgages during the second quarter of 2006 and the settlement with R&G of $301.3 million of commercial loans secured by mortgages during the fourth quarter of 2005.

[2]	On a tax-equivalent basis.
Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437

The increase in average interest bearing liabilities of $764.5 million was driven by an increase in average borrowings of $577.4 million compared to the quarter ended June 30, 2005. This increase was due to debt of $725 million incurred pursuant to the acquisition of Island Finance, the refinancing of other existing debt of the Corporation and the private placement of $125 million Trust Preferred Securities classified as borrowings in the consolidated financial statements.
For the six months ended June 30, 2006, net interest margin3 was 3.61% compared with 3.05% for the same period in 2005. This increase of 56 basis points in net interest margin2 was mainly due to an increase of 181 basis points in the yield on average interest earning assets primarily as a result of the acquisition of the assets of Island Finance. There was an increase of 133 basis points in the average cost of interest bearing liabilities. Excluding the Island Finance operation, net interest margin2 for the six months ended June 30, 2006 is 2.99%. Interest income2 increased $83.2 million or 39.1% during the six months ended June 30, 2006 compared to the same period in 2005, while interest expense increased $54.9 million or 57.8% over the same period.
For the six months ended June 30, 2006 average interest earning assets increased $362.8 million or 4.7% and average interest bearing liabilities increased $505.6 million or 7.5% compared to the same period in 2005. The increment in average interest earning assets compared to the second quarter of 2005 was driven by an increase in average net loans of $626.7 million, which was partially offset by decreases in average investment securities and average interest bearing deposits of $140.7 million and $123.2 million, respectively. The increase in average net loans was due to an increase of $623.5 million or 38.0% in average mortgage loans as a result of the Corporation’s continued emphasis of growing this portfolio by strengthening its residential mortgage production capabilities. There was also an increase of $508.1 million or 106.3% in the average consumer loan portfolio as a result of the acquisition of Island Finance. These increases were partially offset by a decrease in the commercial loan portfolio of $565.6 million or 17.2% due to the settlement with Doral of $608.2 million of commercial loans secured by mortgages during the second quarter of 2006 and the settlement with R&G of $301.3 million of commercial loans secured by mortgages during the fourth quarter of 2005.
The provision for loan losses increased $11.9 million or 294.4% from $4.1 million for the quarter ended June 30, 2005 to $16.0 million for the second quarter in 2006 and $12.8 million or 118.7% from $10.8 million for the six months ended June 30, 2005 to $23.5 million for the six months ended June 30, 2006. The increase in the provision for loan losses was due primarily to the Island Finance operation which registered a provision for loan losses of $10.1 million and $13.1 million for the quarter and four months ended June 30, 2006.
For the quarter ended June 30, 2006, other income reached $25.0 million compared to $32.5 million reported for the same period in 2005. This $7.5 million or 22.9% decrease in other income was mainly due to a decrease in gain on sale of previously charged-off loans of $6.1 million, and a loss on valuation of mortgage loans available for sale of $1.7 million in 2006, included in other income.
For the six months ended June 30, 2006, other income decreased $20.7 million or 28.9% compared to the same period in 2005. This decrease was due to the following transactions in 2005 that did not recur in 2006: a gain on sale of securities (net of the loss on extinguishment of debt) of $10.6 million, a gain on sale of loans of $7.2 million composed mainly of a gain on sale previously charged-off loans of $6.1 million and a gain on sale of mortgage loans to an unrelated third party of $1.6 million. There was a loss on derivatives in 2006 of $1.3 million compared to a gain in 2005 of $3.0 million. Also, a loss on valuation of mortgage loans available for sale of $2.4 million in 2006

[3]	On a tax equivalent basis.
Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437

together with a decrease in the recognition of mortgage servicing rights of $1.9 million on mortgage loans sold to third parties. Broker-dealer, asset management and insurance fees reflected an increase of $3.1 million due primarily to the effect of the Island Finance operation on the insurance operations for the period. Bank service charges, fees and other increased $0.6 million, or 6% and $1.5 million, or 7% for the quarter and six month periods ended June 30, 2006. These increases were primarily in fees on deposit accounts, credit card fees, mortgage fees and account analysis fees.
For the quarter and six months ended June 30, 2006, the Efficiency Ratio4 was 65.45% and 65.47%, respectively, reflecting increases of 410 and 387 basis points, respectively compared to Efficiency Ratios3 of 61.35% and 61.61% for the three and six month periods ended June 30, 2005. These increases were mainly the result of higher operating expenses during the second quarter and first semester of 2006 resulting from the operations of the Island Finance business.
Operating expenses increased $14.5 million or 26.5% from $54.7 million for the quarter ended June 30, 2005 to $69.2 million for the quarter ended June 30, 2006. This increase was due primarily to the Island Finance operation which reflected operating expenses of $13.6 million for the quarter ended June 30, 2006. During the second quarter of 2006 there were increases in salaries and employee benefits of $5.4 million together with an increase in other operating expenses of $9.1 million. Island Finance salaries and employee benefits for the quarter ended June 30, 2006 were $6.3 million and other operating expenses were $7.4 million. An increase in salaries due to indemnities paid for personnel reductions of $0.9 million was offset by decreases in accruals for performance compensation of $1.3 million. Excluding Island Finance expenses, operating expenses for the second quarter of 2006 compared to the same period in 2005, reflected an increase of $0.9 million or 1.6%, with increases in EDP servicing, amortization and technical services of $0.7 million, credit card expenses of $0.6 million and professional services related to the restatement of the financial statements of $0.5 million and were offset by a decrease of $0.8 million in personnel expenses.
Operating expenses, exclusive of Island Finance expenses and the items related to personnel reductions and restatement costs, reflected a decrease of $1.3 million or 2.4% for the quarter ended June 30, 2006 compared to June 30, 2005.
For the six months ended June 30, 2006, operating expenses increased $18.9 million or 17.1% from $110.0 million for the semester ended June 30, 2005 to $128.9 million for the same period in 2006. This increase was due to operating expenses of Island Finance of $18.8 million in 2006. For the six months ended June 30, 2006 there were increases in salaries and employee benefits of $7.8 million together with an increase in other operating expenses of $11.0 million. Island Finance salaries and employee benefits were $8.9 million for the six months ended June 30, 2006 and other operating expenses were $9.8 million. An increase in salaries due to indemnities paid for personnel reductions of $1.5 million were offset by decreases in accruals for performance compensation of $2.8 million. Excluding Island Finance expenses, operating expenses reflected an increase of $90,000 or 0.1% for the six months ended June 30, 2006 compared to June 30, 2005.
Operating expenses, exclusive of Island Finance expenses and the items related to personnel reductions and restatement costs, reflected a decrease of $2.1 million or 1.9% for the six months

[4]	On a tax equivalent basis, excluding gains on sales of securities and loss on extinguishment of debt realized during 2005.
Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437

ended June 30, 2006 compared to June 30, 2005. Throughout 2006, the Corporation continues with its ongoing cost control project and expects to continue reducing operating expenses.
In June 2006, the Corporation announced an early retirement program which will be available to all employees 55 years of age and older with at least 15 years of service. Employee acceptance is expected to occur during the third quarter of 2006. A preliminary assessment by management, based on previous experience, with a 50% participation rate would result in an estimated cost of the program of approximately $3.6 million.
Balance Sheet
Total assets as of June 30, 2006 increased $417.4 million or 4.90% to $8.9 billion compared to $8.5 billion as of June 30, 2005, and $657.5 million or 7.95% compared to total assets of $8.3 billion as of December 31, 2005. As of June 30, 2006, there was an increase of $457.3 million in net loans, including loans held for sale (further explained below) compared to June 30, 2005 balances and $457.4 million compared to December 31, 2005 balances. The investment securities portfolio increased $112.8 million, from $1.5 billion as of June 30, 2005 to $1.6 billion as of June 30, 2006. The increase in the investment securities portfolio was in short-term securities
The net loan portfolio, including loans held for sale, reflected an increase of 7.7% or $457.3 million, reaching $6.4 billion at June 30, 2006, compared to the figures reported as of June 30, 2005. Compared to December 31, 2005, the net loan portfolio grew by $457.4 million or 7.7% from $6.0 billion. The mortgage loan portfolio at June 30, 2006 grew $687.0 million or 38.5% compared to June 30, 2005 and $325.0 million or 15.1% compared to December 31, 2005. Mortgage loans5 originated during the second quarter of 2006 reached $246.3 million. Mortgage loans originated during the first semester of 2006 reached $429.5 million. The consumer loan portfolio also reflected growth of $686.5 million or 134.2%, as of June 30, 2006, compared to June 30, 2005 due primarily to the acquisition of Island Finance. Compared to December 31, 2005 the consumer loan portfolio reflected an increase of $630.7 million or 111.2%. The commercial loan portfolio decreased $894.1 million or 24.0% compared to June 30, 2005 and $477.4 million or $14.4% compared to December 31, 2005, as a result of the settlement of commercial loans secured by mortgages with Doral and R&G during the second quarter of 2006 and the fourth quarter of 2005, respectively.
Deposits of $5.0 billion at June 30, 2006 reflected a decrease of 10.34%, compared to deposits of $5.5 billion as of June 30, 2005 and 4.88%, compared to deposits of $5.2 billion as of December 31, 2005, respectively. There was a decrease in interest bearing deposits of $0.5 billion or 9.6% in June 2006 compared to June 2005, composed of decreases of $0.3 billion in retail deposits, $0.2 billion in wholesale deposits and $0.1 billion in public funds. The decrease in retail deposits is due to higher interest rates paid by competitors and the decrease in public funds was due to the financial situation of the Government of Puerto Rico. Total borrowings at June 30, 2006 (comprised of federal funds purchased and other borrowings, securities sold under agreements to repurchase, commercial paper issued, and term and capital notes) increased $884.4 million or 40.5% and $853.6 million or 38.6%, compared to borrowings at June 30, 2005 and December 31, 2005, respectively. The increase in borrowings was due to debt of $725 million incurred pursuant to the acquisition of Island Finance, the refinancing of other existing debt of the Corporation and the private placement of $125 million Trust Preferred Securities classified as borrowings in the consolidated financial statements.

[5]	Mortgage loans include residential mortgages, commercial loans with real estate collateral and consumer loans with real estate collateral. They exclude construction loans.
Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437

Financial Strength
Non-performing loans to total loans as of June 30, 2006 was 1.68%, a 41 basis point and 46 basis point increase compared to the reported 1.27% as of June 30, 2005, and 1.22% reported as of December 31, 2005, respectively. Non-performing loans at June 30, 2006 amounted to $109.5 million comprised of Island Finance non-performing loans of $33.4 million and $76.1 million of non-performing loans of the Corporation. The Corporation’s non-performing loans reflected a decrease of $0.5 million or 0.7% to non-performing loans as of June 30, 2005. Non-performing loans of the Corporation as of June 30, 2006 excluding Island Finance non-performing loans reflected an increase of $2.4 million or 3.3% compared to non-performing loans as of December 31, 2005. Island Finance loans acquired pursuant to the Asset Purchase Agreement on February 28, 2006 are subject to a guarantee by Wells Fargo of up to $21.0 million (maximum reimbursement amount) for net losses in excess of $34.0 million, occurring on or prior to the 15th month anniversary of the acquisition. The Corporation is provided with an additional guarantee of up to $7.0 million for net losses incurred in the acquired loan portfolio in excess of $34.0 million during months 16 to 18 of the anniversary, subject to the maximum aggregate reimbursement amount of $21.0 million.
The allowance for loan losses represents 1.35% of total loans as of June 30, 2006, a 26 basis point increase over 1.09% reported as of June 30, 2005 and a 24 basis point increase over the 1.11% reported as of December 31, 2005. The allowance for loan losses to total loans excluding mortgage loans as of June 30, 2006 was 2.18% compared to 1.55% at June 30, 2005 and 1.73% at December 31, 2005. The allowance for loan losses to total non-performing loans at June 30, 2006 decreased to 80.09% compared to 85.64% at June 30, 2005. This ratio was 90.72% at December 31, 2005. This decrease was the result of the increase in non-performing loans related primarily to the Island Finance portfolio. Excluding non-performing mortgage loans6 (for which the Company has historically had a minimal loss experience) this ratio is 164.6% at June 30, 2006 compared to 208.0% as of June 30, 2005 and 235.5% as of December 31, 2005.
As of June 30, 2006, total capital to risk-adjusted assets (BIS ratio) reached 11.25% and Tier I capital to risk-adjusted assets and leverage ratios were 8.17% and 5.86%, respectively.
Customer Financial Assets under Control
As of June 30, 2006, the Company had $12.6 billion in Customer Financial Assets under Control. Customer Financial Assets under Control include bank deposits (excluding brokered deposits), broker-dealer customer accounts, mutual fund assets managed, and trust, institutional and private accounts under management.
Shareholder Value
During the quarter ended June 30, 2006, Santander BanCorp declared a cash dividend of 16 cents per common share, resulting in a current annualized dividend yield of 2.60%. Market capitalization reached approximately $1.1 billion (including affiliated holdings) as of June 30, 2006.
There were no stock repurchases during 2006 and 2005 under the Stock Repurchase Program. As of June 30, 2006, the Company had acquired, as treasury stock, a total of 4,011,260 shares of common stock, amounting to $67.6 million.

[6]	Mortgage loans include residential mortgages, commercial loans with real estate collateral and consumer loans with real estate collateral. They exclude construction loans.
Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437

Institutional Background
Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). 91% of the outstanding common stock of Santander BanCorp is owned by Banco Santander Central Hispano, S.A (Santander). The Company has five wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Financial Services, Santander Insurance Agency and Island Insurance Corporation. Banco Santander Puerto Rico has been operating in Puerto Rico for nearly three decades. It offers a full array of services through 63 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,400 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Financial Services offers consumer finance products through its network of 70 branches throughout the Island. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company’s website at www.santandernet.com.
Santander (SAN.MC, STD.N) is the largest bank in the Euro Zone by market capitalization and one of the largest worldwide. Founded in 1857, Santander has €818,100 million in assets and €976,500 million in managed funds, 67 million customers, 10,300 offices and a presence in 40 countries. It is the largest financial group in Spain and Latin America, and is a major player elsewhere in Europe, including the United Kingdom through its Abbey subsidiary and Portugal, where it is the third largest banking group. Through Santander Consumer it also operates a leading consumer finance franchise in Germany, Italy, Spain and nine other European countries. As of the first half of 2006, Santander recorded €3,216 million in net attributable profits, 26% more than in the same period of the previous year.
In Latin America, Santander manages over US$200 billion in banking business volumes (loans, deposits, mutual funds, and pension funds) through 4,200 offices. As of the first half of 2006, Santander recorded in Latin America US$1,409 million in net attributable income, 21% higher that in the prior year.
For more information contact:
María Calero (787) 777-4437
Evelyn Vega (787) 777-4546
This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management’s assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437